EXHIBIT 3(b)

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
VIACOM INC.

(Originally incorporated on November 10, 1986 under the name Arsenal Holdings, Inc.)

ARTICLE I

NAME
The name of this Corporation is Viacom Inc.

ARTICLE II
REGISTERED OFFICE AND AGENT FOR SERVICE

The registered office of the Corporation in the State of Delaware is located at Suite 400, 2711 Centerville Road, City of Wilmington, County of New Castle. The name and address of the Corporation's registered agent for service of process in Delaware is:

Corporation Service Company
Suite 400
2711 Centerville Road
Wilmington, Delaware 19808

ARTICLE III
CORPORATE PURPOSES

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV
CAPITAL STOCK

(1)    Shares, Classes and Series Authorized.

          (a)    The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 10,775,000,000 shares. The classes and the aggregate number of shares of stock of each class which the Corporation shall have authority to issue are as follows:

            (i)    750,000,000 shares of Class A Common Stock, $0.01 par value ("Class A Common Stock").

            (ii)    10,000,000,000 shares of Class B Common Stock, $0.01 par value ("Class B Common Stock").

            (iii)    25,000,000 shares of Preferred Stock, $0.01 par value ("Preferred Stock").

          (b)    The number of authorized shares of Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote.

(2)    Powers and Rights of the Class A Common Stock and the Class B Common Stock.

Except as otherwise expressly provided in this Restated Certificate of Incorporation, all issued and outstanding shares of Class A Common Stock and Class B Common Stock shall be identical and shall entitle the holders thereof to the same rights and privileges.

A.    Voting Rights and Powers.    Except as otherwise provided in this Restated Certificate of Incorporation or required by law, with respect to all matters upon which stockholders are entitled to vote, the holders of the outstanding shares of Class A Common Stock shall vote together with the holders of any other outstanding shares of capital stock of the Corporation entitled to vote, without regard to class, and every holder of outstanding shares of Class A Common Stock shall be entitled to cast thereon one vote in person or by proxy for each share of Class A Common Stock standing in his name. The holders of shares of Class A Common Stock shall have the relevant class voting rights set forth in Article IX. Except as otherwise required by law, the holders of outstanding shares of Class B Common Stock shall not be entitled to any votes upon any questions presented to stockholders of the Corporation, including but not limited to, whether to increase or decrease (but not below the number of shares then outstanding) the number of authorized shares of Class B Common Stock.

B.    Dividends.    Subject to the rights and preferences of the Preferred Stock set forth in this Article IV and in any resolution or resolutions providing for the issuance of such stock as set forth in Section (3) of this Article IV, the holders of Class A Common Stock and Class B Common Stock shall be entitled to receive ratably such dividends as may from time to time be declared by the Board of Directors out of funds legally available therefor.

C.    Distribution of Assets Upon Liquidation.    In the event the Corporation shall be liquidated, dissolved or wound up, whether voluntarily or involuntarily, after there shall have been paid or set aside for the holders of all shares of the Preferred Stock then outstanding the full preferential amounts to which they are entitled under this Article IV or the resolutions, as the case may be, authorizing the issuance of such Preferred Stock, the net assets of the Corporation remaining thereafter shall be divided ratably among the holders of Class A Common Stock and Class B Common Stock.

D.    Split, Subdivision or Combination.    If the Corporation shall in any manner split, subdivide or combine the outstanding shares of Class A Common Stock or Class B Common Stock, the outstanding shares of the other class of Common Stock shall be proportionally split, subdivided or combined in the same manner and on the same basis as the outstanding shares of the other class of Common Stock have been split, subdivided or combined.

E.    Conversion.    So long as there are 10,000 shares of Class A Common Stock outstanding, each record holder of shares of Class A Common Stock and Class B Common Stock may convert any or all of such shares into an equal number of shares of Class B Common Stock by surrendering the certificates for such shares, accompanied by payment of documentary, stamp or similar issue or transfer taxes, if any, along with a written notice by such record holder to the Corporation stating that such record holder desires to convert such shares into the same number of shares of Class B Common Stock and requesting that the Corporation issue all of such Class B Common Stock to the persons named therein, setting forth the number of shares of Class B Common Stock to be issued to each such person and the denominations in which the certificates therefor are to be issued.

(3)    Powers and Rights of the Preferred Stock.

~~Subject to Article XIII of this Restated Certificate of Incorporation, the~~ The Preferred Stock may be issued from time to time in one or more series, with such distinctive serial designations as may be stated or expressed in the resolution or resolutions providing for the issue of such stock adopted from time to time by the Board of Directors; and in such resolution or resolutions providing for the issuance of shares of each particular series, the Board of Directors is also expressly authorized to fix: the right to vote, if any; the consideration for which the shares of such series are to be issued; the number of shares constituting such series, which number may be increased (except as otherwise fixed by the Board of Directors) or decreased (but not below the number of shares thereof then outstanding) from time to time by action of the Board of Directors; the rate of dividends upon which and the times at which dividends on shares of such series shall be payable and the preference, if any, which such dividends shall have relative to dividends on shares of any other class or classes or any other series of stock of the Corporation; whether such dividends shall be cumulative or noncumulative, and, if cumulative, the date or dates from which dividends on shares of such series shall be cumulative; the rights, if any, which the holders of shares of such series shall have in the event of any voluntary or involuntary liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding up of the affairs of the Corporation; the rights, if any, which the holders of shares of such series shall have to convert such shares into or exchange such shares for shares of any other class or classes or any other series of stock of the Corporation or for any debt securities of the Corporation and the terms and conditions, including, without limitation, price and rate of exchange, of such conversion or exchange; whether shares of such series shall be subject to redemption, and the redemption price or prices and other terms of redemption, if any, for shares of such series including, without limitation, a redemption price or prices payable in shares of Class A Common Stock or Class B Common Stock; the terms and amounts of any sinking fund for the purchase or redemption of shares of such series; and any and all other powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof pertaining to shares of such series permitted by law.

(4)    Issuance of Class A Common Stock, Class B Common Stock and Preferred Stock.

~~Subject to Article XIII of this Restated Certificate of Incorporation, the~~ The Board of Directors of the Corporation may from time to time authorize by resolution the issuance of any or all shares of Class A Common Stock, Class B Common Stock and Preferred Stock herein authorized in accordance with the terms and conditions set forth in this Restated Certificate of Incorporation for such purposes, in such amounts, to such persons, corporations, or entities, for such consideration, and in the case of the Preferred Stock, in one or more series, all as the Board of Directors in its discretion may determine and without any vote or other action by any of the stockholders of the Corporation, except as otherwise required by law.

ARTICLE V
DIRECTORS

(1)    Power of the Board of Directors.    ~~Subject to Article XIII of this Restated Certificate of Incorporation, the~~The property and business of the Corporation shall be controlled and managed by or under the direction of its Board of Directors. In furtherance, and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized~~, subject in all cases to Article XIII of this Restated Certificate of Incorporation~~:

          (a)    To make, alter, amend or repeal the By-Laws of the Corporation; provided that no By-Laws hereafter adopted shall invalidate any prior act of the Directors that would have been valid if such By-Laws had not been adopted;

          (b)    To determine the rights, powers, duties, rules and procedures that affect the power of the Board of Directors to manage and direct the property, business and affairs of the Corporation, including, without limitation, the power to designate and empower committees of the Board of Directors, to elect, appoint and empower the officers and other agents of the Corporation, and to determine the time and place of, and the notice requirements for Board meetings, as well as the manner of taking Board action; and

          (c)    To exercise all such powers and do all such acts as may be exercised by the Corporation, subject to the provisions of the laws of the State of Delaware, this Restated Certificate of Incorporation, and the By-Laws of the Corporation.

          (2)    Number and Qualifications of Directors. The number of directors constituting the entire Board of Directors shall be fixed from time to time by resolution of the Board of Directors but shall not be less than three nor more than twenty. Directors shall be elected to hold office for a term of one year. As used in this Restated Certificate of Incorporation, the term "entire Board of Directors" means the total number of Directors fixed in the manner provided in this Article V Section (2) and in the By-Laws.

ARTICLE VI
INDEMNIFICATION OF DIRECTORS,
OFFICERS AND OTHERS

~~(1)    Action Not By or on Behalf of Corporation~~ (1) Right to Indemnification.    The Corporation shall indemnify any person who was or is ~~a party~~involved in or is threatened to be ~~made a party to~~involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative ~~(other than an action by or in the right of the Corporation)~~, by reason of the fact that he is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent (including, without limitation, a trustee) of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment and unless applicable law otherwise requires, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against judgments, fines, amounts paid in settlement and expenses (including, without limitation, attorneys' fees), actually and reasonably incurred by him in connection with such action, suit or proceeding. ~~if he acted in good faith and in a manner reasonably believed to be.~~Notwithstanding the foregoing, except as provided in ~~or not opposed to the best interests of the Corporation, and~~paragraph (7) of this Article VI with respect to ~~any criminal action or~~proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify an indemnitee in connection with a proceeding~~, had no reasonable cause to believe his conduct was unlawful. The termination~~ (or part thereof) initiated by the indemnitee, if and only if the Board of ~~any~~Directors authorized the bringing of the action, suit or proceeding ~~by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not,~~(or part thereof) in advance of ~~itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests~~the commencement of the ~~Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful~~proceeding.

~~(2)    Action By or on Behalf of Corporation.    The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including, without limitation, attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability and in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.~~

~~(3)~~(2)    Successful Defense.    To the extent that a present or former Director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 1 ~~or 2~~ of this Article VI, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including, without limitation, attorneys' fees) actually and reasonably incurred by him in connection therewith.

~~(4)    Determination of Right to Indemnification in Certain Circumstances.    Any indemnification under Section 1 or 2 of this Article VI (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former Director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 1 or 2 of this Article VI. Such determination shall be made, with respect to a person who is a Director or officer at the time of such determination, (1) by a majority vote of the Directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such Directors designated by a majority vote of such Directors, even though less than a quorum, or (3) if there are no such Directors, or if such Directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders of the Corporation entitled to vote thereon.~~

~~(5)~~ (3)    Advance Payment of Expenses.

          (a)    Expenses (including attorneys' fees) incurred by a Director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding ~~upon receipt;~~ provided, however, that, to the extent required by the Delaware General Corporation Law, as the same exists or may hereafter be amended, such Director or officer shall submit to the Corporation, prior to the payment of such expenses, an undertaking by or on behalf of such Director or officer, to repay such amount if it shall ultimately be determined in a final, non-appealable judicial decision that ~~he~~such indemnitee is not entitled to be indemnified by the Corporation for such expenses as authorized in this Article.

          (b)    Expenses (including attorneys' fees) incurred by any other employee or agent in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon such terms and conditions, if any, as the Corporation deems appropriate.

~~(6)~~ (4)    Not Exclusive.    The indemnification and advancement of expenses provided by, or granted pursuant to, the other sections of this Article VI shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any statute, by-law, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. Without limiting the foregoing, the Corporation is authorized to enter into an agreement with any Director, officer, employee or agent of the Corporation providing indemnification for such person against expenses, including, without limitation, attorneys' fees, judgments, fines and amounts paid in settlement that result from any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, any action by or in the right of the Corporation, that arises by reason of the fact that such person is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the full extent allowed by law, except that no such agreement shall provide for indemnification for any actions that constitute fraud, actual dishonesty or willful misconduct.

(~~7~~5)    Insurance.    The Corporation may purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article VI.

(~~8~~6)    Certain Definitions.    For the purposes of this Article VI, (A) any Director, officer, employee or agent of the Corporation who shall serve as a director, officer, employee or agent of any other corporation, joint venture, trust or other enterprise of which the Corporation, directly or indirectly, is or was a stockholder or creditor, or in which the Corporation is or was in any way interested, or (B) any director, officer, employee or agent of any subsidiary corporation, joint venture, trust or other enterprise wholly owned by the Corporation, shall be deemed to be serving as such director, officer, employee or agent at the request of the Corporation, unless the Board of Directors of the Corporation shall determine otherwise. In all other instances where any person shall serve as a director, officer, employee or agent of another corporation, joint venture, trust or other enterprise of which the Corporation is or was a stockholder or creditor, or in which it is or was otherwise interested, if it is not otherwise established that such person is or was serving as such director, officer, employee or agent at the request of the Corporation, the Board of Directors of the Corporation may determine whether such service is or was at the request of the Corporation, and it shall not be necessary to show any actual or prior request for such service. For purposes of this Article VI, references to a corporation include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation so that any person who is or was a director, officer, employee or agent of such a constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Article VI with respect to the resulting or surviving corporation as he would if he had served the resulting or surviving corporation in the same capacity. For purposes of this Article VI, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a ~~director~~Director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such ~~director~~Director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries, and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Article VI.

(7)    Proceedings to Enforce Rights to Indemnification.

          (a)    If a claim under paragraph (1) of this Article VI is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, or a claim under paragraph (3) of this Article VI is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. Any such written claim under paragraph (1) of this Article VI shall include such documentation and information as is reasonably available to the indemnitee and reasonably necessary to determine whether and to what extent the indemnitee is entitled to indemnification. Any written claim under paragraph (3) of this Article VI shall include reasonable documentation of the expenses incurred by the indemnitee.

          (b)    If successful in whole or in part in any suit brought pursuant to paragraph 7(a) above, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be paid and indemnified for the expense of prosecuting or defending such suit.

          (c)    In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Directors who are not parties to such action, a committee of such Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Directors who are not parties to such action, a committee of such Directors, independent legal counsel or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VI or otherwise shall be on the Corporation.

~~(9)~~(8)    Preservation of Rights.    The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VI shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a ~~director~~Director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. Any repeal or modification of this Article VI by the stockholders of the Corporation entitled to vote thereon shall not adversely affect any right or protection of a Director, officer, employee or agent of the Corporation existing at the time of such repeal or modification.

ARTICLE VII
DIRECTOR LIABILITY TO THE CORPORATION

          (a)   A Director's liability to the Corporation for breach of duty to the Corporation or its stockholders shall be limited to the fullest extent permitted by Delaware law as ~~now~~ in effect on February 24, 1987 or ~~hereafter~~as thereafter amended. In particular no Director of the Corporation shall be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, as the same exists or hereafter may be amended, or (iv) for any transaction from which the Director derived an improper personal benefit.

          (b)   Any repeal or modification of the foregoing paragraph (a) by the stockholders of the Corporation entitled to vote thereon shall not adversely affect any right or protection of a directorDirector of the Corporation existing at the time of such repeal or modification.

          (c)   If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the liability of directors, then a ~~director~~Director of the Corporation~~, in addition to the circumstances in which he is not now liable,~~ shall be free of liability to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

ARTICLE VIII
RESERVATION OF RIGHT TO AMEND
CERTIFICATE OF INCORPORATION

~~Subject to Article XIII of this Restated Certificate of Incorporation, the~~ The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation in the manner now or hereafter prescribed by law, and all the provisions of this Restated Certificate of Incorporation and all rights and powers conferred in this Restated Certificate of Incorporation on stockholders, directors and officers are subject to this reserved power.

Each reference in the Restated Certificate of Incorporation to "the Restated Certificate of Incorporation," "hereunder," "hereof," or words of like import and each reference to the Restated Certificate of Incorporation set forth in any amendment to the Restated Certificate of Incorporation shall mean and be a reference to the Restated Certificate of Incorporation as supplemented and amended through such amendment to the Restated Certificate of Incorporation.

ARTICLE IX
VOTING RIGHTS

(1)   Class A Common Stock. In addition to any other approval required by law or by this Restated Certificate of Incorporation, the affirmative vote of a majority of the then outstanding shares of Class A Common Stock, voted separately as a class, shall be necessary to approve any consolidation of the Corporation with another corporation, any merger of the Corporation into another corporation or any merger of any other corporation into the Corporation pursuant to which shares of Common Stock are converted into or exchanged for any securities or any other consideration.

(2)   Preferred Stock. ~~Subject to Article XIII of this Restated Certificate of Incorporation~~, in In addition to any other approval required by law or by this Restated Certificate of Incorporation, each particular series of any class of Preferred Stock shall have such right to vote, if any, as shall be fixed in the resolution or resolutions, adopted by the Board of Directors, providing for the issuance of shares of such particular series.

ARTICLE X
STOCK OWNERSHIP
AND THE FEDERAL COMMUNICATIONS LAWS

(1)   Requests for Information. So long as the Corporation or any of its subsidiaries holds any authorization from the Federal Communications Commission (or any successor thereto), if the Corporation has reason to believe that the ownership, or proposed ownership, of shares of capital stock of the Corporation by any stockholder or any person presenting any shares of capital stock of the Corporation for transfer into his name (a "Proposed Transferee") may be inconsistent with, or in violation of, any provision of the Federal Communications Laws (as hereinafter defined), such stockholder or Proposed Transferee, upon request of the Corporation, shall furnish promptly to the Corporation such information (including, without limitation, information with respect to citizenship, other ownership interests and affiliations) as the Corporation shall reasonably request to determine whether the ownership of, or the exercise of any rights with respect to, shares of capital stock of the Corporation by such stockholder or Proposed Transferee is inconsistent with, or in violation of, the Federal Communications Laws. For purposes of this Article X, the term "Federal Communications Laws" shall mean any law of the United States now or hereafter in effect (and any regulation thereunder) pertaining to the ownership of, or the exercise of the rights of ownership with respect to, capital stock of corporations holding, directly or indirectly, Federal Communications Commission authorizations, including, without limitation, the Communications Act of 1934, as amended (the "Communications Act"), and regulations thereunder pertaining to the ownership, or the exercise of the rights of ownership, of capital stock of corporations holding, directly or indirectly, Federal Communications Commission authorizations, by (i) aliens, as defined in or under the Communications Act, as it may be amended from time to time, (ii) persons and entities having interests in television or radio stations, daily newspapers and cable television systems or (iii) persons or entities, unilaterally or otherwise, seeking direct or indirect control of the Corporation, as construed under the Communications Act, without having obtained any requisite prior Federal regulatory approval to such control.

(2)   Denial of Rights, Refusal to Transfer. If any stockholder or Proposed Transferee from whom information is requested should fail to respond to such request pursuant to Section (1) of this Article or the Corporation shall conclude that the ownership of, or the exercise of any rights of ownership with respect to, shares of capital stock of the Corporation, by such stockholder or Proposed Transferee, could result in any inconsistency with, or violation of, the Federal Communications Laws, the Corporation may refuse to permit the transfer of shares of capital stock of the Corporation to such Proposed Transferee, or may suspend those rights of stock ownership the exercise of which would result in any inconsistency with, or violation of, the Federal Communications Laws, such refusal of transfer or suspension to remain in effect until the requested information has been received and the Corporation has determined that such transfer, or the exercise of such suspended rights, as the case may be, is permissible under the Federal Communications Laws, and the Corporation may exercise any and all appropriate remedies, at law or in equity, in any court of competent jurisdiction, against any such stockholder or Proposed Transferee, with a view towards obtaining such information or preventing or curing any situation which would cause any inconsistency with, or violation of, any provision of the Federal Communications Laws.

(3)   Legends. The Corporation may note on the certificates of its capital stock that the shares represented by such certificates are subject to the restrictions set forth in this Article.

(4)   Certain Definitions. For purposes of this Article, the word "person" shall include not only natural persons but partnerships, associations, corporations, joint ventures and other entities, and the word "regulation" shall include not only regulations but rules, published policies and published controlling interpretations by an administrative agency or body empowered to administer a statutory provision of the Federal Communications Laws.

ARTICLE XI
TRANSACTIONS WITH DIRECTORS AND OFFICERS

No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose if (a) the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or the committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum, or (b) the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of such stockholders, or (c) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof, or the stockholders entitled to vote thereon. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a Committee which authorizes the contract or transaction.

ARTICLE XII
COMPROMISE AND REORGANIZATION

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three—fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agrees to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

~~ARTICLE XIII~~
~~GOVERNANCE OF THE CORPORATION DURING SPECIFIED PERIOD~~

~~(1)   Definitions. As used in this Article XIII, the following terms shall have the following meanings:~~

          ~~(a)   "CBS" shall mean CBS Corporation, a Pennsylvania corporation, immediately prior to the Effective Time.~~

          ~~(b)   "CBS Directors" shall mean (i) eight (8) of those directors serving as members of the Board of Directors of CBS on September 6, 1999 (or any Independent Directors elected or appointed prior to the Effective Time to serve as a CBS Director) who are designated as such by the Board of Directors of CBS prior to the Effective Time and (ii) any Replacement CBS Director (as defined in Section 2(b) of this Article XIII).~~

          ~~(c)   "CEO" shall mean the Chief Executive Officer.~~

          ~~(d)   "COO" shall mean the President and Chief Operating Officer.~~

          ~~(e)   "Effective Time" shall mean the time of filing of the Certificate of Merger to which this Certificate of Incorporation is attached.~~

          ~~(f)    "Independent Director" shall mean a disinterested, independent person (determined in accordance with customary standards for independent directors applicable to U.S. public companies).~~

          ~~(g)   "NAI" shall mean National Amusements, Inc., a Maryland corporation, and its successors or assigns.~~

          ~~(h)   "Specified Independent Directors" shall mean the directors of the Corporation first elected after 1993 and who are not management of the Corporation or NAI (together with any replacements of such persons).~~

          ~~(i)    "Specified Period" shall mean the period of three years commencing at the Effective Time.~~

          ~~(j)    "Stockholder Agreement" shall mean the Stockholder Agreement dated as of September 6, 1999, by and between NAI and CBS, relating to Corporation governance matters.~~

          ~~(k)   "Viacom Directors" shall mean the ten (10) directors of the Corporation serving as the Board of Directors of the Corporation immediately prior to the Effective Time (including the Specified Independent Directors).~~

~~(2)   Directors.~~

          ~~(a)   Effective immediately at the Effective Time, the Board of Directors shall consist of eighteen (18) directors. The number of directors may be fixed by resolution of the Board from time to time, provided, however, that the size of the Board of Directors may not be changed during the Specified Period without the approval of at least fourteen (14) directors. At the Effective Time, ten (10) directors shall be Viacom Directors and eight (8) directors shall be CBS Directors.~~

          ~~(b)   Until the expiration of the Specified Period, the Board of Directors (subject to the fiduciary duties of the directors) shall take all action necessary to ensure that any seat on the Board of Directors held by (i) a CBS Director which becomes vacant is filled promptly by a person qualifying as an Independent Director and designated to fill such seat by a majority of the CBS Directors remaining on the Board of Directors (a "Replacement CBS Director") and (ii) a Specified Independent Director which becomes vacant is filled promptly by an Independent Director who is the chief executive officer, chief operating officer or chief financial officer or~~

  ~~former chief executive officer of a Fortune 500 company or a non-U.S. public company of comparable size.~~

          ~~(c)   During the Specified Period, all committees of the Board of Directors (other than the Compensation Committee and the Officers Nominating Committee) shall have such number of CBS Directors as equals the total number of members of the Committee multiplied by a fraction, the numerator of which is eight (8) and the denominator of which is eighteen (18), rounded to the closest whole number; provided that in no event shall any committee have (x) fewer than one (1) CBS Director or (y) less than a majority of Viacom Directors.~~

          ~~(d)   During the Specified Period, the Board of Directors shall not take any action or fail to take any action which would have the effect of eliminating, limiting, restricting, avoiding or otherwise modifying the effect of the provisions set forth in this Article XIII (e.g., by creating a holding company structure if the certificate of incorporation or similar document of such holding company does not contain equivalent provisions).~~

~~(3)   Chairman and Chief Executive Officer.~~

          ~~(a)   At the Effective Time, Sumner Redstone shall remain the Chairman and CEO. In the event that Sumner Redstone is not the CEO at the Effective Time or ceases to be the CEO at any time during the Specified Period, then Mel Karmazin, if he is COO at such time, shall succeed to the position of CEO for the remainder of the Specified Period. During any such period of succession, Mel Karmazin shall continue to exercise the powers, rights, functions and responsibilities of the COO in addition to exercising those of the CEO.~~

          ~~(b)   The Chairman shall chair all meetings of the Board of Directors and stockholders at which he is present.~~

          ~~(c)   The CEO shall be responsible, in consultation with the COO, for corporate policy and strategy and the COO shall consult on all major decisions with, and shall report directly to, the CEO, during the Specified Period; provided, however, that the CEO shall not exercise any powers, rights, functions or responsibilities of the COO unless Mel Karmazin is the CEO.~~

~~(4)   President and Chief Operating Officer.~~

          ~~(a)   At the Effective Time, the President and Chief Operating Officer of the Corporation shall be Mel Karmazin. During the Specified Period, Mel Karmazin may not be terminated or demoted from the position of COO (or, in the event that Sumner Redstone is not the CEO, from the position of CEO) and no COO Functions (as defined below) may be changed without the affirmative vote of at least fourteen (14) directors.~~

          ~~(b)   Subject to the requirement that the COO consult with the CEO on all major decisions, the powers, rights, functions and responsibilities of the COO (collectively, the "COO Functions") shall include, without limitation, the following:~~

            ~~(i)    supervising, coordinating and managing the Corporation's business, operations, activities, operating expenses and capital allocation;~~

            ~~(ii)   matters relating to officers (other than the Chairman, CEO and COO) and employees, including, without limitation, hiring (subject to (A) the specific Board of Directors authority described below with respect to the CFO, the General Counsel and the Controller and (B) Section 5 below), terminating, changing positions and allocating responsibilities of such officers and employees; and~~

            ~~(iii)  substantially all of the powers, rights, functions and responsibilities typically exercised by a chief operating officer.~~

~~All officers (other than the Chairman, CEO and COO) will report, directly or indirectly, to the COO (this reporting relationship will be deemed a COO Function).~~

          ~~(c)   In the event that Mel Karmazin is not COO or CEO, the Board may terminate the COO's employment, eliminate the COO position and the Officers Nominating Committee and reallocate the COO Functions without regard to the other provisions of this Article XIII.~~

~~(5)   Officers Nominating Committee; Compensation Committee.~~

          ~~(a)   Subject to the powers of the Compensation Committee set forth below, during the Specified Period, all powers of the Board of Directors, including, without limitation, the right to hire, elect, terminate, change positions, allocate responsibilities or determine non-equity compensation, with respect to officers and employees, shall be exercised, subject to clauses (b) and (c) below, by, and delegated to, the Officers Nominating Committee of the Board of Directors. The Officers Nominating Committee shall consist solely of the member of the Board of Directors who is the COO, except that in the event Mel Karmazin succeeds to the position of CEO, the sole member of the Officers Nominating Committee shall be the member of the Board of Directors who is the CEO.~~

          ~~(b)   The Officers Nominating Committee shall have no powers with respect to the Chairman, CEO and COO, and shall not have the power to fill the positions of Chief Financial Officer, Controller or General Counsel of the Corporation without the approval of the Board of Directors; provided that this provision shall in no way affect the other powers and authorities of the Officers Nominating Committee with respect to the Chief Financial Officer, Controller and General Counsel positions, including, without limitation, the power to terminate employment of persons holding such positions.~~

          ~~(c)   The Compensation Committee shall not be required to, or have any power to, approve the annual compensation of (i) any employee if the total value of such employee's annual cash compensation (assuming for this purpose that the actual bonus of each officer and employee is equal to his or her target bonus) is less than $1 million or (ii) talent (as such term is commonly used in the media or entertainment industries), in each such case which power shall be delegated to the Officers Nominating Committee. The annual compensation of all other officers and employees and any equity or equity-based compensation of any officer or employee must be approved by the Compensation Committee.~~

          ~~(d)   The Compensation Committee shall consist of three CBS Directors who are Independent Directors and three non-CBS Directors, two of whom will be the Specified Independent Directors and the other of whom will be an Independent Director.~~

          ~~(e)   Any decision or determination of the Officers Nominating Committee may be reversed or overridden by (and only by) the affirmative vote of at least fourteen (14) directors.~~

~~(6)   Stockholder Agreement.~~

~~The Stockholder Agreement may not be amended, and no provision thereof may be modified or waived, except with the approval of at least fourteen (14) directors.~~

~~(7)   Issuance of Voting Stock.~~

~~During the Specified Period, in addition to any other approval required by law or by this Restated Certificate of Incorporation, the Corporation may not issue (i) additional shares of Class A Common Stock or (ii) any shares of Preferred Stock or any other class or series of stock or securities, in each case with, or convertible into or exchangeable or exercisable for stock or other securities with, the right to vote on any matter on which stockholders are entitled to vote if the result would be that parties bound by the Stockholder Agreement could fail to own at least a majority of the outstanding shares of voting stock of the Corporation.~~

~~(8)   Voting.~~

~~During the Specified Period, except for those actions set forth on Annex I to this Restated Certificate of Incorporation, which shall require the approval of the Board of Directors, all action by the Board of Directors shall require the affirmative vote of at least fourteen (14) directors. At all meetings of the Board of Directors a majority of the full Board of Directors shall constitute a quorum for the transaction of business and the act of a majority of the Directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute or this Restated Certificate of Incorporation. If a quorum shall not be present at any meeting of the Board of Directors, the Directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.~~

~~(9)   Amendment.~~

~~Until the expiration of the Specified Period the provisions of any Article of this Restated Certificate which refer to this Article XIII, the provisions of this Article XIII, and the provisions of Article VIII of the by-laws of the Corporation, may not be amended, altered, repealed or waived in any respect without the approval of at least fourteen (14) directors.~~

~~(10) Successors.~~

~~During the Specified Period, the provisions of this Article XIII shall be applicable to (i) any successor to the Corporation as the result of a merger, consolidation or other business combination, whether or not the Corporation is the surviving company in such transaction, or otherwise and (ii) any corporation or other entity with respect to which the Corporation or its successor is or becomes a direct or indirect subsidiary, the Board of Directors shall not permit the Corporation to be a party to any transaction which would not comply with the foregoing without the approval of at least fourteen (14) directors.~~

~~(11) Subsidiaries.~~

~~The Board of Directors shall have the right, following consultation with the COO or, if Mel Karmazin is the CEO, the CEO, with respect to any public company which is a subsidiary of the Corporation, to take such steps as the Board of Directors reasonably determines are necessary to implement corporate governance arrangements applicable to such subsidiary in a manner as consistent as practicable with the provisions contained in this Restated Certificate of Incorporation; provided that any such steps shall not vest in the Board of Directors greater power or provide the COO with fewer rights than those provided for in this Restated Certificate of Incorporation~~

~~ANNEX I~~
~~TO VIACOM INC. RESTATED~~
~~CERTIFICATE OF INCORPORATION~~

~~The provisions of this Annex I shall form a part of, and be incorporated in all respects in, the Restated Certificate of Incorporation to which this Annex I is attached. The following actions shall require the approval of a majority of the directors:~~

~~A. Acquisitions, Divestitures, Joint Ventures, Guarantees~~

•
~~Any acquisition, equity investment or joint venture (each an "Acquisition") by the Corporation or any of its subsidiaries for more than $25 million.~~

•
~~Any divestiture or other sale of assets (each a "Divestiture") (not in the ordinary course) by the Corporation or any of its subsidiaries for more than $25 million (based on purchase price or net book value of assets).~~

•
~~Any real estate purchase, sale or lease by the Corporation or any of its subsidiaries for more than $25 million.~~

•
~~Any guarantee by the Corporation or any of its subsidiaries of an obligation of a third party where the obligation guaranteed is more than $25 million.~~

•
~~Notwithstanding the above, any Acquisition or Divestiture by the Corporation or any of its subsidiaries of (a) internet or internet related businesses for more than $25 million but less than $100 million, with the value thereof represented by multi-year commitments for advertising, promotion and content licensing, is excluded, so long as the aggregate of such Acquisitions or Divestitures, in each case, does not exceed $550 million and (b) radio or outdoor advertising businesses for more than $25 million but less than $100 million, is excluded, so long as the aggregate of such Acquisitions or Divestitures, in each case, does not exceed $300 million; provided that (i) any Divestiture of shares of a publicly traded internet or internet related business with a value of up to $75 million is excluded and shall not be included in the calculation of any of the threshold amounts set forth above, (ii) Board approval may be secured (but is not required) for any transaction of more than $25 million but less than $100 million where the regular meeting schedule of the Board so permits (and shall not otherwise be required), (iii) the Board will be provided with information about and a status report on such transactions completed without Board approval and (iv) this limit of authority will be reviewed in 12 months from the Effective Time (as defined in Article XIII of the Restated Certificate) and may be amended only with the approval of 14 members of the Board of Directors.~~

•
~~Any contract of the Corporation or any of its subsidiaries not in the ordinary course with a value in excess of $25 million.~~

•
~~Notwithstanding the above, any of the foregoing transactions that is approved by the Board shall not be included in the calculation of any of the threshold amounts set forth above.~~

~~B. Employee Matters~~

•
~~Employee benefit plans (at the Corporation or a subsidiary): (a) creating a new plan, (b) suspending or terminating an existing plan, (c) any amendment that materially increases cost to the Corporation or subsidiary.~~

•
~~Entering into any modifications or amendments to the employment agreements with the CEO or the COO.~~

~~C. General~~

•
~~The Annual Report on Form 10-K.~~

•
~~Proxy statement and notice of meeting (including annual or special meeting date, location, record date for voting).~~

•
~~Any issuance of Corporation stock, or options, warrants or other similar rights (including stock appreciation rights) or debt or other securities convertible into or exchangeable for Corporation stock.~~

•
~~Any issuance of debt unless such debt is short term and is within the spending limits of the annual operating budget or is replacing existing debt.~~

•
~~Annual capital expenditure and annual operating budgets and individual capital expenditure transactions in excess of $25 million for the Corporation or any of its subsidiaries.~~

•
~~Any Corporation or subsidiary pays a dividend or repurchases stock from a third party.~~

•
~~Review and approve any action or transaction where Board action is required by law (other than 141(a) of the Delaware General Corporation Law) or by the terms of the transaction (in all cases other than as specifically set forth in the Restated Certificate of Incorporation).~~

•
~~Review and approve Board minutes.~~

•
~~Subject to Article XIII of the Restated Certificate of Incorporation, determine Board administration, including number of directors, meeting schedule, nominees, committees, director compensation, D&O insurance authorization, internal investigations and retention of advisors in connection therewith, and decisions regarding indemnification of individuals.~~

•
~~Subject to Article XIII of the Restated Certificate of Incorporation, amendments to the Restated Certificate of Incorporation and by-laws of the Corporation.~~

•
~~Commencement and settlement of major litigation.~~

•
~~Selection of independent auditors.~~

•
~~All matters on which the Corporation Board of Directors has historically taken action other than (1) matters relating to the subject matters addressed in this Annex I and not requiring approval of the Board of Directors hereunder and (2) those matters delegated to the COO, including all of the COO Functions (as defined in Article XIII of this Restated Certificate of Incorporation).~~

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